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                                                                     EXHIBIT 5.2



               [Letterhead of Morris, James, Hitchens & Williams]


March    , 1999




Flagstar Trust
c/o Flagstar Bancorp, Inc.
2600 Telegraph Road
Bloomfield Hills, MI 48302-0953

               Re: Flagstar Trust

Ladies and Gentlemen:

        We have acted as special Delaware counsel for Flagstar Trust, a Delaware business trust (the "Trust"), in connection with the matters set forth herein. This opinion is being furnished to you at your request.

      For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies furnished to us of the following:

         (a) The Trust Agreement of the Trust, dated as of March   , 1999,
between Flagstar Bancorp, Inc., a Michigan Corporation (the "Company"), and the trustees of the Trust named therein;

         (b) The Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on March 25, 1999 (the "Certificate");

         (c) The Registration Statement (the "Registration Statement") on Form S-3, including a prospectus (the "Prospectus") relating to, among other things,
   % Cumulative Trust Preferred Securities (Liquidation Amount $25.00 per Preferred Security) of the Trust representing preferred undivided beneficial interests in the assets


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Flagstar Trust
March    , 1999
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of the Trust (each, a "Preferred Security", and collectively, the "Preferred
Securities"), as proposed to be filed by the Company, the Trust and others as set forth therein with the Securities and Exchange Commission on or about March
   , 1999;

         (d) A form of Amended and Restated Trust Agreement, to be entered into among the Company, as Depositor, the trustees of the Trust named therein, and the holders, from time to time, of undivided beneficial interests in the assets of the Trust (the "Agreement"), attached as an exhibit to the Registration Statement; and

         (e) A Certificate of Good Standing for the Trust, dated March   , 1999,
obtained from the Secretary of State.

         Unless otherwise defined herein, all capitalized terms used in this opinion letter shall have the respective meanings provided in the Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.

         For the purposes of this opinion letter, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

         With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, (iii) the genuineness of all signatures, and (iv) such documents submitted to us in final or execution form have not been and will not be altered or amended in any respect material to our opinions as expressed in this letter and conform in all material respects to the final, executed originals of such documents.

         For purposes of this opinion letter, we have assumed (i) that the Agreement constitutes the entire agreement among the parties thereto with respect to the creation, operation, and termination of the Trust, and that the Agreement and the Certificate are in full force and effect and have not been amended, (ii) that there are no proceedings, pending or contemplated, for the merger, consolidation, liquidation, dissolution or termination of the Trust,
(iii) except to the extent provided in paragraph 1 below, the due creation, due formation or due organization, as the case may be, and valid existence in

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Flagstar Trust
March     , 1999
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good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, formation or organization, (iv) the legal capacity of each natural person who is a party to the documents examined by us, (v) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (vi) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vii) the receipt by each Person to whom a Preferred Security is to be issued by the Trust (collectively, the "Preferred Securities Holders") of an appropriate certificate for such Preferred Security, and the payment for the Preferred Security acquired by it, in accordance with the Agreement and the Registration Statement, and
(viii) that the Preferred Securities are issued to the Preferred Securities Holders in accordance with the Agreement and the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

         The opinions in this letter are limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including the federal laws of the United States of America and rules and regulations relating thereto.

         Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

         1. The Trust has been duly formed and is validly existing in good standing as a business trust under the Delaware Business Trust Act (12 Del. C.
Section 3801, et seq).

         2. The Preferred Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

         3. The Preferred Securities Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Securities Holders may be obligated to make payments as provided in the Agreement.

         We consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as

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Flagstar Trust
March     , 1999
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amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion letter may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

Very truly yours,






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